Exhibit 10.10

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of May 22, 2015 by and between Jill Acquisition LLC (the “Company”) and DAVID BIESE (“Executive” and, together with the Company, the “Parties”), and amends and restates in its entirety, effective as of the Effective Date (defined below), that certain employment agreement dated March 30, 2012, by and between the Company and Executive, as amended on March 13, 2015 (the “Prior Agreement”). JJill Topco Holdings, LP (“Parent”), also joins this Agreement for the limited purpose of acknowledging the provisions in paragraph 3(e) below.

R E C I T A L S

WHEREAS, pursuant to the Membership Interest Purchase Agreement entered into as of March 30, 2015, by and among JJill Holdings, Inc., Jill Intermediate LLC (“Jill Intermediate”), the members of Jill Intermediate and JJ Holding Company Limited (the “Purchase Agreement”), the parties to the Purchase Agreement have agreed to consummate the transactions set forth therein, upon the terms and subject to the conditions of the Purchase Agreement (the “Transaction”);

WHEREAS, in connection with the consummation of the Transaction, the Parties wish to enter into this Agreement to amend and restate the Prior Agreement to, among other things, set forth the terms and conditions of Executive’s continued employment with the Company commencing on the date on which the Transaction closes (the “Effective Date”);

WHEREAS, to secure Executive’s skills and services, for the benefit of the Company and its direct and indirect subsidiaries and parent companies, and any company in which the Parent has a twenty percent or greater ownership interest, whether existing on the Effective Date or thereafter acquired or formed (collectively, the “J.Jill Companies”), the Company desires to continue to employ Executive and Executive desires to accept such continued employment with the Company and to provide such skills and services to the J.Jill Companies, on the terms and conditions set forth herein; and

WHEREAS, the Prior Agreement shall continue to govern the terms of Executive’s employment with the Company through the date immediately preceding the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Agreement, and the performance of each of, the Parties, intending to be legally bound, agree as follows:

AGREEMENTS

1.    Term. Subject to earlier termination pursuant to paragraph 6 of this Agreement, the term of this Agreement shall begin on the Effective Date and continue for a period of five (5) years following the Effective Date (the “Initial Term”), unless extended or earlier terminated in accordance with the terms of this Agreement. If not earlier terminated, this Agreement shall be automatically extended for an additional one (1) year period at the end of the Initial Term and on each subsequent anniversary thereof unless, at least ninety (90) days before the expiration of the Initial Term or subsequent anniversary, the Company or Executive provides written notice of its or his intention not to extend the Term (a “Notice of Non-Renewal”), in which case the Term and Executive’s employment shall automatically terminate at the end of the Initial Term or the applicable anniversary thereof (the Initial Term and any renewal or earlier termination is referred to as the “Term”).

2.    Position and Duties. The Company hereby employs Executive as the Senior Vice President - Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”). Executive shall have such responsibilities, duties, and authorities as are commensurate with the position of Senior Vice President - Chief Financial Officer or as are assigned to him by the CEO. Executive shall fulfill his duties and responsibilities in a reasonable and appropriate manner and in compliance with the Company’s policies and practices and applicable law. During the Term, Executive shall devote his full business time and attention to the business and affairs of the J.Jill Companies and shall not be engaged in or employed by or provide services to any other business enterprise without the written approval of the CEO; provided, however, that Executive may manage his personal affairs, finances, and investments, and may participate in charitable and not-for-profit activities, all without the necessity of obtaining the CEO’s approval, so long as such service does not create an actual or potential conflict of interest with, or interfere with the performance of, Executive’s duties hereunder or conflict with Executive’s covenants under paragraphs 7 through 11 of this Agreement, in each case as determined in the sole judgment of the CEO.

3.    Compensation. For all services rendered by Executive (including his compliance with the covenants in paragraphs 7 through 11 of this Agreement), the Company shall compensate Executive as follows:

(a)    Base Salary. As of the Effective Date, the gross annual salary payable to Executive shall be Four Hundred Twenty-Three Thousand Two Hundred Twenty-Five Dollars ($423,225.00) per year, which shall be paid in substantially equal installments on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly (the “Base Salary”). The Base Salary shall be reviewed by the Board of Directors of JJ Holdings GP, LLC or JJ Holdings, Inc. (or the appropriate committee of the Board, as applicable, either such board or any such committee, the “Board”) periodically and shall be subject to increase (but not decrease) by the Board (or the appropriate committee of the Board) in its discretion.

(b)    Annual Bonus. For all of 2015 (without proration) and subsequent fiscal years, Executive shall be eligible for an annual bonus (the “Annual Bonus”). The Annual Bonus shall be determined by the Board based upon the Company’s achievement of financial and other goals to be proposed annually by Executive and approved by the Board. If all performance objectives are fully met, the target amount of the Annual Bonus shall be equal to forty-five percent (45%) of Executive’s Base Salary (pro-rated for partial years), but a higher bonus shall be possible for exceptional performance. The Annual Bonus shall be paid in accordance with the Company’s customary practices for payment of annual bonuses to senior executive employees within seventy-five (75) days after the later of (i) the close of the fiscal year for which the Annual Bonus was earned and (ii) the completion of the applicable fiscal year financial audit, but in no event later than April 15 of the following calendar year; provided, however, that Executive must be employed through the end of the applicable fiscal year to be entitled to receive the Annual Bonus.

(c)    Benefits and Perquisites. Executive shall be entitled to participate in the employee benefit plans and programs of the Company in accordance with the terms of such plans and programs and shall be entitled to the same perquisites as are made available to other senior executive employees of the Company.

(d)    Vacation. Executive shall be entitled to not less than four (4) weeks of paid vacation during each calendar year (pro-rated for any partial calendar year of employment) in accordance with the Company’s policies and practices for senior executive employees of the Company.

(e)    Class A Common Interests. Subject to Executive executing the Subscription and Rollover Agreement attached hereto (the “Rollover Agreement”) Executive shall be entitled to receive an allocation of Class A Common Interests of Parent pursuant to a Grant Agreement substantially in the form attached hereto (the “Grant Agreement”).

4.    Expense Reimbursement. The Company shall reimburse Executive for (or, at the Company’s option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his duties under this Agreement. All reimbursable expenses shall be appropriately documented by Executive upon submission of any request for reimbursement in a manner consistent with the Company’s expense reporting policies and applicable federal and state tax recordkeeping requirements. The amount of expenses eligible for reimbursement during any taxable year of Executive under this Agreement will not affect the expenses eligible for reimbursement in any other taxable year of Executive, and Executive’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit.

5.    Place of Performance. Executive shall carry out his duties and responsibilities under this Agreement principally in and from the Company’s offices in the Quincy, Massachusetts, area. Executive understands that his position will involve substantial travel and agrees to undertake such travel as may be necessary or desirable in the performance of his duties and responsibilities under this Agreement.

6.    Termination; Rights on Termination. Executive’s employment and the Term may be terminated in any one of the following ways:

(a)    Termination by the Company for Cause. The Company may terminate the Term and Executive’s employment for Cause (as defined below), and such termination for Cause shall be effective immediately upon provision of notice to Executive that his employment has been terminated for Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s breach of any material provision of this Agreement; (ii) Executive’s failure to follow a lawful directive of the CEO; (iii) Executive’s negligence in the performance or nonperformance of any of his duties or responsibilities; (iv) Executive’s dishonesty, fraud, or willful misconduct with respect to the business or affairs of any J.Jill Company; (v) Executive’s conviction of or plea of no contest to any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or to any felony; or (vi) Executive’s use of alcohol or drugs in a manner that materially interferes with the performance of his duties for the Company. In the event of termination of Executive’s employment for Cause, no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in paragraph 6(f) of this Agreement; provided, however, that in the event of a breach or failure described in clauses (i), (ii), (iii), or (vi) which can be cured by Executive, the Company shall provide Executive with notice of the facts and circumstances which constitute such breach or failure and shall provide Executive a ten (10) day period in which to cure such breach or failure and shall not terminate Executive for Cause if Executive cures such breach or failure within such ten (10) day period.

(b)    Termination for Executive’s Death or Disability. In the event that Executive dies or becomes Disabled, no compensation or benefits shall be payable to Executive or his estate after the date of termination, except as provided for in paragraph 6(f) of this Agreement. For purposes of this Agreement, “Disabled” shall mean either (i) Executive’s inability to perform the essential duties and responsibilities of his position (even with reasonable accommodation taken into account) by reason of Executive’s mental or physical disability, illness, or impairment that has already lasted for a period of ninety (90) or more days during any twelve (12) month period, or (ii) Executive’s inability to perform the essential duties and responsibilities of his position (even with reasonable accommodation taken into account) by reason of Executive’s mental or physical disability, illness, or impairment that can be expected to result in death or that can be expected to last for a period of ninety (90) or more days during any twelve (12) month period, as determined by a physician selected by the Company and reasonably agreeable to Executive.

(c)    Termination by the Company Without Cause. At any time during the Term, the Company may, without Cause and for any reason whatsoever, terminate the Term and Executive’s employment, effective immediately upon provision of notice to Executive or at such later date specified by the Company. In the event Executive’s employment is terminated during the Term without Cause, and not by reason of Executive’s death or disability, and provided that Executive fully complies with his obligations under paragraphs 7 through 11 of this Agreement and executes the Release (as defined in paragraph 6(g) of this Agreement) such that it becomes irrevocable within sixty (60) days after his termination, then Executive shall be paid compensation pursuant to paragraph 6(g) of this Agreement.

(d)    Termination by Executive For Good Reason. Executive may terminate the Term and Executive’s employment for Good Reason (as defined below) effective on the first day after the end of the Cure Period (defined herein). “Good Reason” shall mean: (i) a reduction in Executive’s level below the level of Senior Vice President; (ii) a material reduction in Executive’s Base Salary; or (iii) the relocation of Executive’s principal work location outside of the Quincy, Massachusetts, area without the Executive’s consent; provided, however, Good Reason shall not exist unless (A) Executive gives the Board a written statement of the basis for Executive’s belief that Good Reason exists, (B) such written statement is provided not later than sixty (60) days after the initial existence of the condition which Executive believes forms the basis for resignation for Good Reason, (C) Executive gives the Board at least thirty (30) days after receipt of such written statement to cure the basis for such belief (the “Cure Period”), and (D) the Board does not cure the basis for such belief within the Cure Period. In the event Executive terminates his employment for Good Reason, and provided that Executive fully complies with his obligations under paragraphs 7 through 11 of this Agreement and executes the Release such that it becomes irrevocable within sixty (60) days after his termination, then Executive shall be paid compensation and severance pursuant to paragraph 6(g) of this Agreement. For the avoidance of doubt, Executive hereby acknowledges and agrees that the consummation of the Transaction shall not constitute “Good Reason” pursuant to the Prior Agreement or this Agreement.

(e)    Termination by Executive Without Good Reason. Executive may resign or terminate his employment hereunder without Good Reason (including, without limitation, Executive’s retirement); provided, that if (i) Executive has provided ninety (90) days’ prior written notice of his intention to resign or terminate his employment hereunder, (ii) Executive continues to provide services through such 90-day period or any shorter period as determined in the Board’s absolute discretion, and (iii) Executive fully complies with his obligations under paragraphs 7 through 11 of this Agreement and executes the Release such that it becomes irrevocable within sixty (60) days after his termination, Executive shall be entitled to a Prorated Bonus (defined in paragraph 6(g)), which bonus shall be paid on the date that bonuses for such calendar year are paid to executives of the Company, generally, but in no event later than April 15 of the calendar year following the calendar year in which Executive’s employment was terminated. Except as set forth in this paragraph 6(e) and paragraph 6(f), no compensation or benefits shall be payable to Executive after the date of termination. For the avoidance of doubt, no Prorated Bonus shall be payable to Executive if Executive provides a Notice of Non-Renewal in accordance with paragraph 1 of this Agreement.

(f)    Payment Through Termination. Upon termination of Executive’s employment and of this Agreement for any reason except a termination without Cause or for Good Reason, Executive shall be entitled to receive his Base Salary and all benefits and reimbursements due through the effective date of termination. Such Base Salary shall be paid in accordance with the Company’s standard payroll procedures. No other compensation or benefits will be due or payable to Executive after such termination, except as provided by paragraph 6(e), if applicable, this paragraph 6(f), the Rollover Agreement, the Grant Agreement, the Incentive Equity Plan of JJill Topco Holdings, LP or as otherwise required under the terms of the Company’s employee benefit plans and programs or applicable law.

(g)    Payment for Termination Without Cause or For Good Reason. In the event Executive’s employment is terminated without Cause or for Good Reason, and provided that Executive fully complies with his obligations under paragraphs 7 through 11 of this Agreement and executes (and does not revoke), within sixty (60) days after his termination, a full and complete release of all claims against the J.Jill Companies and their respective affiliates, substantially in the form attached hereto (the “Release”), then Executive shall be paid: (i) all compensation earned and all benefits and reimbursements due through the effective date of termination; (ii) an amount equal to one times Executive’s then-current annual Base Salary, paid in substantially equal bi-monthly installments on regularly scheduled payroll dates for the 12-month period that begins on the first regular payroll date that is sixty (60) days after Executive experiences a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, that such first payment shall be a lump sum payment equal to the amount of all payments due from the date of such termination through the date of such first payment; and (iii) a Prorated Bonus (defined below), which bonus shall be paid on the date that bonuses for such calendar year are paid to executives of the Company, generally, but in no event later than April 15 of the calendar year following the calendar year in which Executive’s employment was terminated. In all applicable circumstances, the Company will provide the completed Release to Executive within seven (7) days following the date of termination. During the 12-month period immediately after the effective date of Executive’s termination, or, if earlier, until coverage is obtained by Executive from another employer (which coverage Executive shall promptly disclose to the Company), to the extent permitted by applicable law, Executive shall also receive a continuation of the medical and dental coverage to which Executive was entitled under paragraph 3(c) of this Agreement immediately prior to such termination (including dependent coverage), at the same premium cost to Executive as determined immediately prior to such termination; provided, that any right Executive has to COBRA under Employer’s group health plan will run concurrently with the continuation of coverage provided herein, and, provided further, that any Company-paid premiums shall be reported as taxable income to Executive. Executive’s rights under any employee benefit plan or program of the Company shall be governed by the terms of such plan or program. Notwithstanding the foregoing, if the Release fails to become irrevocable on or before the last day of the 60-day period that starts on the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code), Executive shall forfeit any right to any compensation and severance under this paragraph 6(g). The term “Prorated Bonus” means an amount equal to the product of X multiplied by Y, where

“X” equals a fraction, the numerator of which is the number of full weeks through the date of Executive’s termination of employment in the fiscal year of Executive’s termination and the denominator of which is 52, and

“Y” equals the Annual Bonus that would have been payable to Executive under paragraph 3(b) had Executive been a participant in such bonus plan for the fiscal year and been employed on the date bonuses under such plan were paid to participants.

(h)    Expiration of Agreement. If the Company or Executive gives written notice pursuant to paragraph 1 of its or Executive’s intent not to extend this Agreement beyond the Initial Term or any subsequent anniversary thereof, and as a result of such written notice Executive’s employment terminates in accordance with paragraph 1, no compensation or benefits shall be payable to Executive after the date of termination except as provided for in paragraph 6(f).

(i)    Provisions that Survive Termination or Expiration of Agreement. All rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination or expiration of this Agreement, except that (i) the Company’s payment and other obligations under paragraph 6 of this Agreement, if any, and its rights and/or obligations under paragraphs 17 and 18 of this Agreement shall survive such termination or expiration in accordance with their terms, and (ii) Executive’s obligations under paragraphs 7 through 11, 17, and 18 of this Agreement shall survive such termination or expiration in accordance with their terms.

(j)    Right to Offset. In the event of any termination of Executive’s employment under this Agreement for any reason, the Company’s obligation to make any payments hereunder shall be subject to offset for any outstanding amounts that Executive owes to any J.Jill Company. All payments and benefits payable under this Agreement are gross payments subject to applicable taxes and withholdings.

(k)    Compliance with Code Section 409A.

(i)    To the extent this Agreement is subject to Section 409A of the Code (“Section 409A”), the Parties intend all payments under this Agreement to comply with the requirements of Section 409A, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would subject Executive to the payment of interest or any additional tax under Section 409A, the Parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary on Executive and be reasonably determined in good faith by the Parties; provided however, that the Parties shall not be required to substitute a cash payment for any non-cash benefit herein.

(ii)    A termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Executive’s employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)    With respect to any payment under this Agreement constituting nonqualified deferred compensation subject to Section 409A, (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv)    If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit under this Agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph 6(k) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(l)    Compliance with Code Section 280G. If a change in control of any J.Jill Company occurs and any payment or benefit made under this Agreement or any other agreements providing Executive rights to compensation or equity would constitute a “parachute payment” within the meaning of Section 280G of the Code, each payment or benefit will be reduced as a result of such change in control, to the extent necessary to avoid the imposition of any excise tax under Section 4999 of the Code; provided, however, such payment or benefit will be restored to the extent the exception under Section 280G(b)(5)(ii) is satisfied with respect to such payment or benefit.

7.    Executive Covenants.

(a)    Executive acknowledges and agrees that during his employment with the Company, he will perform each of the following duties: (1) have the primary duty of managing the Company or a customarily recognized department of subdivision thereof; (2) customarily and regularly direct the work of two or more employees; and (3) have the authority to hire or fire other employees or have particular weight given to his suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees. Executive further acknowledges and agrees that by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships, he will gain (1) a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson, or (2) a high level of influence or credibility with the customers, vendors, or other business relationships of the J.Jill Companies. Executive further acknowledges and agrees that he will be intimately involved in the planning for or direction of the business of the J.Jill Companies or a defined unit of the business of the J.Jill Companies, and that he has or will obtain selective or specialized skills, knowledge, abilities, or customer contacts or information by reason of working for the Company.

(b)    During Executive’s employment with the Company and for a period of twelve (12) months thereafter (such period, the “Restricted Period”), Executive shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

(i)    solicit or attempt to solicit, recruit or attempt to recruit, any employee, agent, or contract worker of the J.Jill Companies with whom Executive had material business contact during the course of his employment with the Company to end her or his relationship with any J.Jill Company;

(ii)    solicit or attempt to solicit any business related to the Business of the J.Jill Companies (as described below) from any Person who, as of the date of the solicitation or attempted solicitation or within twelve (12) months prior to that date, is or was a customer of any J.Jill Company or an actively sought prospective customer with whom Executive had material business contact (through sales calls, presentations, or other business dealings) during the course of his employment with the Company; or

(c)    During Executive’s employment with the Company and for a period of six (6) months after a termination of Executive’s employment for any reason, Executive shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, engage, within the Territory (as described below), as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, agent, representative, or consultant), in any businesses: Sycamore Partners or any of its affiliates or portfolio companies or Golden Gate Capital or any of its affiliates or portfolio companies.

(d)    In addition, in furtherance of the Company’s reasonable efforts to safeguard Confidential Information (defined below), Executive agrees that, during Executive’s employment with the Company and during the Restricted Period, Executive shall not serve as a council member or participate in any similar capacity for Gerson Lehrman Group, Inc., Coleman Research, GuidePoint Global, or any other firm the primary purpose of which is to connect its clients with executives or industry specialists (whether through in-person meetings, telephone conversations, on-line forums or other mediums) as a means for its clients to conduct primary research on a particular company, industry or business sector.

(e)    For purposes of paragraphs 7 through 11 of this Agreement:

(i)    The “Territory” shall be defined as the United States of America and any other territory where employee is working at the time of termination of employment with Company; which Executive acknowledges and agrees is the territory in which he is providing services to the Company pursuant to this Agreement.

(ii)    The “Business of the J.Jill Companies” shall be defined as a women’s retail, catalog, phone and/or internet apparel business (regardless of its form of organization, and including a division of a general retailer, such as a department store, if the division is engaged in a specialty retail or specialty catalog business, including, for purposes of illustration, but not limited to, ANN INC. and its subsidiaries, Chico’s FAS, Inc. and its subsidiaries, Coldwater Creek Direct, Eddie Bauer LLC, Eileen Fisher Inc. and its subsidiaries, Nordstrom Inc., J. Crew and its subsidiaries, L.L. Bean, Inc., Lands End, The Talbots, Inc. and The Gap Inc.).

(f)    The covenants in this paragraph 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this paragraph 7 relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(g)    All of the covenants in this paragraph 7 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against any J.Jill Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any J.Jill Company of such covenants.

(h)    Executive has carefully read and considered the provisions of this paragraph 7 and, having done so, agrees that the restrictive covenants in this paragraph 7 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the J.Jill Companies and their respective officers, directors, employees, and equityholders.

8.    Trade Secrets and Confidential Information.

(a)    For purposes of this paragraph 8, “Confidential Information” means any data or information (other than Trade Secrets) that is valuable to the J.Jill Companies (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas and methods, store concepts, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel. “Trade Secret” means trade secret as defined by applicable state law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)    Executive acknowledges that in the course of his employment with the Company, he has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the J.Jill Companies, and that unauthorized or improper use or disclosure by Executive of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the J.Jill Companies. Accordingly, he is willing to enter into the covenants contained in paragraphs 7, 8, 9, 10, and 11 of this Agreement in order to provide the J.Jill Companies with what he considers to be reasonable protection for its interests.

(c)    Executive hereby agrees to hold in confidence all Confidential Information of the J.Jill Companies that came into his knowledge during his employment by the Company and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Company for as long as the information remains Confidential Information.

(d)    Executive hereby agrees to hold in confidence all Trade Secrets of the J.Jill Companies that came into his knowledge during his employment by the Company and shall not disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

(e)    Notwithstanding the foregoing, the provisions of this paragraph will not apply to (i) information required to be disclosed by Executive in the ordinary course of his duties hereunder, or required to be disclosed by judicial or governmental proceedings, or (ii) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of Executive or any person or entity acting by or on Executive’s behalf or information which Executive can demonstrate to have had rightfully in his possession prior to the date on which he first worked for the Company.

(f)    The parties agree that the restrictions stated in this paragraph 8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state and federal law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting any J.Jill Companies’ rights under applicable state or federal law to protect its trade secrets and Confidential Information.

9.    Nondisparagement. During the Employment Term and thereafter, the Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company and/or its subsidiaries and affiliates or their respective employees, officers, directors, products, services, customers or owners.

10.    Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information, and other property or information delivered to or compiled by Executive by or on behalf of the J.Jill Companies, their representatives, vendors or customers shall be and remain the property of the J.Jill Companies, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, upon the termination of Executive’s employment with the Company, Executive shall deliver all such materials to the Company.

11.    Work Product and Inventions.

(a)    Works. Executive acknowledges that Executive’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium (including, without limitation, all business ideas and methods, store concepts, inventions, innovations, developments, graphic designs (such as catalog designs, in-store signage and posters), web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products, and other works of creative authorship) which have been or will be prepared by Executive, or to which Executive has contributed or will contribute, in connection with Executive’s services to any J.Jill Company (collectively, “Works”), are and will be within the scope of Executive’s employment and part of Executive’s duties and responsibilities. Executive’s work on and contributions to the Works will be rendered and made by

Executive for, at the instigation of, and under the overall direction of any J.Jill Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, Executive hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive agrees to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this paragraph 11(a), Executive agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

(b)    Inventions and Ideas. Executive shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Executive in any way connected with Executive’s services or related to the Business of the J.Jill Companies, any J.Jill Company’s research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three (3) months thereafter and hereby assigns to the Company any such invention or idea. Executive agrees to cooperate with the Company and sign all papers deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of any J.Jill Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the Business of the J.Jill Companies, or (ii) to actual or demonstrably anticipated research or development of any J.Jill Company, or (b) the invention results from any work performed by Executive for any J.Jill Company.

12.    No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity.

13.    Assignment; Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications,

experience, and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. The Company may assign this Agreement to the purchaser of substantially all of the assets of the Company, or to any subsidiary or parent company of the Company. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and assigns.

14.    Complete Agreement; Waiver; Amendment. Executive has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement, the Rollover Agreement, the Grant Agreement, and the Release are the final, complete, and exclusive statement of expression of the agreement between the Company and Executive with respect to the subject matter hereof (including, but not limited to, any severance payments, change in control payments, and terms of employment) and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company or member of the Board and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

15.    Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	c/o Jill Acquisition LLC
4 Batterymarch Park
Quincy, MA 02169
Attn: Chief Executive Officer

To the Executive, to the most recent address the Company has on file for the Executive.

16.    Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of paragraph 7(f) above. The paragraph and section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.

17.    Equitable Remedy. Because of the difficulty of measuring economic losses to any J.Jill Company as a result of a breach of the covenants set forth in paragraphs 7 through 11, and because of the immediate and irreparable damage that would be caused to the J.Jill Companies for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the J.Jill Companies , at law or in equity, each J.Jill Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach by Executive of any provision of paragraphs 7 through 11 of this Agreement. Each J.Jill Company may seek temporary and/or permanent injunctive relief for an alleged violation of paragraphs 7 through 11 of this Agreement without the necessity of first arbitrating the matter pursuant to paragraph 18 of this Agreement and without the necessity of posting a bond.

18.    Arbitration. Except for an action by any J.Jill Company for injunctive relief as described in paragraph 17 of this Agreement, any disputes or controversies arising under or related to this Agreement or the Executive’s employment with the Company will be settled by binding arbitration in Boston, Massachusetts, through the use of and in accordance with the applicable rules of the American Arbitration Association relating to arbitration of commercial disputes and pursuant to the Federal Arbitration Act. One neutral arbitrator shall hear the dispute. The determination and findings of such arbitrator will be binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction. The arbitrator shall be mutually acceptable to the parties and need not be selected from the AAA’s roster of arbitrators if the parties can agree otherwise. If the parties are unable to agree on an arbitrator, then the arbitrator shall be selected pursuant to the AAA’s rules. Except as prohibited by applicable law, the prevailing party in any such arbitration, or in any action to enforce this paragraph 18 or any arbitration award hereunder, shall be awarded and the nonprevailing party shall pay the prevailing party’s attorneys’ fees and related expenses and the nonprevailing party shall pay all arbitration filing and administration fees as well as all fees and expenses of the arbitrator.

19.    Jointly Drafted. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

20.    Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, not including the choice-of-law rules thereof. All parties hereby consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Delaware for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed as of the date first written above.

JILL ACQUISITION LLC

/s/ Paula Bennett

By:	Paula Bennett
Title:	President & CEO

For purposes of paragraph 3(e) hereof, only

JJILL TOPCO HOLDINGS, LP

By:
Title:

/s/ David Biese
DAVID BIESE

[Signature Page to Employment Agreement – Biese, David]

For purposes of paragraph 3(e) hereof, only

JJILL TOPCO HOLDINGS, LP

By:	JJ Holdings GP, LLC
its general partner

/s/ Glenn Miller

By:	Glenn Miller
Title:	Vice President and Secretary

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